Exhibit 99.1

Final

For Immediate Release	Media Contact:	Investor Contact:
February 13, 2008	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Delivers Strong Fourth Quarter to Conclude Outstanding Year

Reaffirms Outlook for Continued Growth

CAMBRIDGE, MA — Genzyme Corporation (NASDAQ: GENZ) today reported financial results for the full year and fourth quarter of 2007 and provided an outlook for continued strong growth in 2008 and beyond.

Full-Year 2007

•                  Total revenue in 2007 increased 20 percent to $3.8 billion from $3.2 billion in 2006.  The increase was broadly driven by growth across all segments of the company.

•                  GAAP net income was $480.2 million, or $1.74 per diluted share, compared with a net loss of $16.8 million, or $0.06 per diluted share, for the previous year.

•                  Non-GAAP net income increased 27 percent to $939.9 million, compared with $742.7 million in 2006.

•                  Non-GAAP earnings increased 25 percent to $3.47 per diluted share from $2.77, exceeding the increased guidance of $3.35-$3.40 that Genzyme provided in July.

•                  The company generated approximately $1 billion in cash from operations and increased its ending cash position to $1.5 billion while completing two acquisitions, expanding its manufacturing infrastructure, and repurchasing approximately 3.5 million shares under a three-year program to reduce the dilutive effect of equity compensation.

•                  Genzyme also continued to make excellent progress in building its business to drive future growth.  The company:

-                    Expanded its emerging oncology franchise by securing worldwide rights to its leukemia drug Clolar® (clofarabine) through the acquisition of Bioenvision Inc.

-                    Obtained marketing approval for four new products—Renvela® (sevelamer carbonate) in the United States, Synvisc-ONE™ (hylan G-F 20) and Cholestagel® (colesevelam hydrochloride) in the European Union, and Elaprase® (idursulfase) in Japan—and secured expanded U.S. labeling for Campath® (alemtuzumab) and Thyrogen® (thyrotropin alfa for injection).

-                    Reported highly encouraging clinical trial results for two key late stage product candidates: Mozobil™ (plerixafor) for stem-cell transplantation and alemtuzumab for multiple sclerosis.

Fourth-Quarter 2007 Highlights

•                  Revenue increased 21 percent in the fourth quarter to $1.04 billion, up from $854.2 million in the prior fourth quarter.

•                  GAAP net income increased to $78.9 million, or $0.29 per diluted share, compared with an acquisition-related net loss of $268.2 million or $1.02 per diluted share, in the prior fourth quarter.

•                  Non-GAAP net income increased 19 percent to $249.2 million, compared with $209.0 million in the previous fourth quarter.

•                  Non-GAAP earnings rose 18 percent to $0.91 per diluted share from $0.77.  The increased operating expenses and decreased interest income associated with Genzyme’s fourth-quarter acquisition of Bioenvision reduced earnings by $0.01 per diluted share.  The company had noted previously that the impact of this transaction would be reflected in its fourth-quarter results.

•                  Individual product sales for the fourth quarter and the year, along with expectations for the longer-term growth of Genzyme’s business segments, were detailed in a January 8, 2008, press release coinciding with the company’s presentation at the JPMorgan Healthcare Conference.

“We delivered outstanding financial results last year while continuing to build the company to meet our goal of 20 percent compound non-GAAP earnings growth through 2011,” said Henri A. Termeer, chairman and chief executive officer.  “In the year ahead, we expect to continue this strong performance while investing in our future to ensure that we sustain our growth beyond 2011.”

Financial Guidance for 2008

Revenue

•                  Genzyme expects revenue to reach $4.5-$4.7 billion in 2008.  This estimate includes sales of Aldurazyme® (laronidase), which now will be reflected in Genzyme’s top line under a restructured agreement with BioMarin Pharmaceutical Inc.  Genzyme’s goal is to increase its top line at a compound average rate of 16-17 percent over the five-year period from 2006-2011.  Annual revenue is expected to reach approximately $7 billion by 2012.

Earnings

•                  Genzyme is committed to increasing non-GAAP earnings over this five year period at a compound average rate of 20 percent.  Non-GAAP earnings are projected to increase to approximately $4.00 per diluted share in 2008 and to rise to approximately $7.00 per diluted share by 2011.

•                  GAAP earnings in 2008 are expected to increase to approximately $2.75 per share.  GAAP figures include anticipated amortization and stock-compensation expenses and the effect of contingent convertible debt.

•                  Genzyme expects non-GAAP earnings per share in the first quarter of this year in the low $0.90s.  This estimate reflects several factors: (1) the continued integration of Bioenvision and the expanded introduction of Clolar in Europe; (2) investments in late-stage clinical trials—particularly the phase 3 study of alemtuzumab for multiple sclerosis; and (3) product launches, including the U.S. launch of Renvela and associated sales force expansion.  This estimate also reflects the U.S. introduction of Myozyme® (alglucosidase alfa), which has been constrained by limited product supply, as the FDA has yet to approve the larger scale manufacturing process for this product.  This supply constraint will have an estimated impact of $0.03 per diluted share during the first quarter.

Product Sales

•                  Sales of Myozyme are expected to increase to $320-$330 million this year, compared with $201 million last year.  The launch of this product has been the most rapid for any of Genzyme’s lysosomal storage disorder treatments.  In December, Genzyme announced that its post-marketing Late-Onset Treatment Study of Myozyme met its co-primary endpoints, confirming the benefit of the product for patients across the spectrum of Pompe disease.  The company has begun submitting the results of this study for presentation at medical meetings and will pursue the inclusion of the trial results in the product’s labeling.

•                  Sales of Fabrazyme® (agalsidase beta) are expected to reach $495-$505 million this year, compared with $424 million in 2007.  The European Commission has granted full marketing authorization for Fabrazyme, making the product the only Fabry disease treatment to earn this designation in Europe.

•                  Sales of Cerezyme® (imiglucerase for injection) are expected to reach $1.22-$1.24 billion this year, compared with $1.13 billion in 2007.

•                  Sales of sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela® (sevelamer carbonate) are expected to rise to $690-$700 million this year, compared with $603 million in 2007.  Renvela was approved by the FDA in October for the treatment of hemodialysis patients, and Genzyme plans to launch the product on March 1.  Genzyme is currently engaged in active discussions with the FDA to expand the product’s labeling to include chronic kidney disease patients with hyperphosphatemia who have not progressed to dialysis.  Therefore it will not be necessary for the company to file an sNDA for this indication.  A CKD indication will expand the market for sevelamer and help sustain the long-term growth of the Renal franchise.

•                  Sales of Synvisc® (hylan G-F 20) and Synvisc-ONE are expected to reach $270-$280 million this year, compared with $242 million in 2007.  Synvisc-One received CE Mark approval in the European Union in December.  This single-injection regimen has the potential to redefine the market for viscosupplementation products and expand the benefits of this therapeutic approach to a broader set of patients by simplifying osteoarthritis pain management.   Genzyme will pursue marketing approvals for Synvisc-One in Canada, Asia and Latin America based on the European CE mark approval.  Action on a marketing application in the United States is expected later this year.

•                  Transplant revenue is expected to increase to $210-$220 million this year, compared with $175 million in 2007, driven by increasing global demand for Thymoglobulin® (Anti-thymocyte Globulin [Rabbit]).  Thymoglobulin’s growth is being driven by its launch in new geographic markets and by publications and clinical studies.   The product’s growth over the past several quarters has been affected by manufacturing challenges resulting in stability issues affecting the appearance of the product.  Genzyme has worked closely with the FDA in addressing these challenges, and has implemented process changes at its Thymoglobulin manufacturing plant in Lyon, France.   These changes have resulted in improved stability, and Genzyme continues to work to optimize its processes.   The company is confident that it is making progress toward fully resolving the production issues that emerged in mid-2007.   In addition, the FDA has accepted the company’s responses to the warning letter issued last year.

•                  Total revenue for the Diagnostics/Genetics business is expected to reach $475-$485 million this year, compared with $411 million in 2007.   The Genetics business has been experiencing particularly strong growth, driven by an increasing demand for diagnostic testing services. Genzyme is investing in additional information technology and infrastructure to continue to strengthen the competitive advantages the Genetics unit has created.

•                  Sales of Aldurazyme are expected to increase to $135-$145 million this year, compared with $123 million in 2007.  Genzyme will record sales of Aldurazyme and make tiered payments to BioMarin on worldwide product sales.  These payments will be recorded as a cost of goods sold.

Gross Margin

•                  Genzyme’s recognition of Aldurazyme revenue and the associated payments to BioMarin will reduce the gross margin by approximately 1 percentage point without any net impact on the bottom line.  The non-GAAP gross margin for 2008 is expected to be approximately 77 percent of revenue.

Expenses

•                  Non-GAAP selling, general and administrative expenses are expected to represent approximately 27 percent of revenue in 2008, consistent with SG&A expenses in 2007.  SG&A spending reflects the integration of Bioenvision and the European rollout of Clolar, the ongoing introduction of Myozyme, the sales force expansion associated with the launch of Renvela, and the expanded U.S. sales effort for Sepra® products.

•                  Non-GAAP research and development spending is expected to represent approximately 17 percent of revenue in 2008, consistent with R&D spending in 2007.  Genzyme’s pipeline is concentrated on programs in mid- to late-stage development and includes more than 25 phase 2 studies and several major pivotal studies.  The company is re-prioritizing its R&D programs to make space for mipomersen, a lipid-lowering product currently in phase 3 clinical trials for high-risk cardiovascular disease patients.  Mipomersen, which Genzyme is in the process of licensing from Isis Pharmaceuticals Inc., will strengthen an already substantial pipeline.  The product will join Mozobil and alemtuzumab at the forefront of a development portfolio with significant potential to drive Genzyme’s growth beyond 2011.

Tax Rate

•                  Genzyme’s non-GAAP net tax rate this year is expected to be approximately 31 percent.   The GAAP tax rate is expected to be 30 percent.

Capital Expenditures

•                  Capital expenditures are expected to total approximately $500 million this year.  Genzyme continues to make a significant investment in manufacturing capacity to support the growth of existing products and to prepare for the launch of products in late-stage development.

•                  Genzyme is making steady progress toward beginning commercial production of Myozyme at its Geel, Belgium, manufacturing plant.  Process validation runs for Myozyme production at the site are expected to occur this year, with approval of commercial production anticipated next year.  Genzyme is beginning the construction of a new manufacturing facility in Lyon for Thymoglobulin production.

Development Programs

Mozobil for stem-cell transplantation

•                  Mozobil is an innovative product intended to facilitate and improve the outcome of stem-cell transplantation procedures.  In two pivotal clinical studies, Mozobil showed the ability to quickly and predictably prepare cancer patients for a transplant to treat their disease.  Genzyme plans to file mid year for U.S. and European approval for the product’s use in treating patients with multiple myeloma and patients with lymphoma.  The company plans to launch the product early next year upon approval and to rapidly expand the product’s availability around the world.  The company expects peak annual sales of the product in the transplant setting of $400 million.  Genzyme is also exploring additional indications for Mozobil, including its near-term potential use in chemosensitization procedures.

Clolar for adult AML

•                  Clolar is approved in the United States and Europe for the treatment of acute lymphoblastic leukemia in relapsed and refractory pediatric patients.  Genzyme is developing the product for use globally as a first-line therapy for the treatment of adult acute myeloid leukemia and myelodysplastic syndromes, significantly larger indications that the company estimates will drive peak annual sales of the product to approximately $600 million.  The company intends to submit a supplemental new drug application in the United States later this year to include an adult AML indication, following the completion of its CLASSIC II clinical trial involving older adult AML patients.  The company also expects to provide additional clinical data to European authorities to supplement the regulatory submission filed previously by Bioenvision.

Mipomersen for high-risk cardiovascular disease

•                  Mipomersen is being developed primarily for patients at significant cardiovascular risk who are unable to achieve target cholesterol levels with statins alone or who are intolerant of statins.  Mipomersen is currently in phase 3 development for patients with homozygous familial hypercholesterolemia, and a U.S. marketing application for this indication is anticipated in 2009.  The product offers an innovative approach to addressing a real, unmet medical need, and Genzyme believes it could prove to be the most effective lipid-lowering agent for high risk cardiovascular disease patients for whom conventional therapies are not sufficient. The product may potentially provide significant benefit over the standard of care and targets a well-defined and severely ill patient population.

Alemtuzumab for multiple sclerosis

•                  Genzyme is enrolling patients in two phase 3 trials examining the safety and efficacy of alemtuzumab for the treatment of multiple sclerosis.  One study includes previously untreated patients and one involves patients whose disease remains active following treatment with an approved therapy.  Alemtuzumab’s effect in treating MS, observed in clinical studies, exceeds that of any currently marketed products and any products in development. Genzyme believes that alemtuzumab has the potential to be the best therapy in a market for MS drugs that is projected to reach $8-9 billion annually when the treatment is expected to be ready for launch in 2011-2012.  Alemtuzumab is being developed in collaboration with Bayer Schering Pharma AG, Germany.

Genz-112638 for Gaucher disease

•                  Genzyme is investing in the development of an innovative, next-generation product for the treatment of Gaucher disease. The company has completed enrollment in a phase 2 trial of the small molecule Genz-112638, a novel oral therapy that could provide an additional treatment option for physicians and patients. Initial results for the first group of participants enrolled in the study were encouraging, and one-year data from the study will be available this year.  Final results from the trial will be available in the first quarter of 2009.

Newborn Screening for lysosomal storage disorders

•                  Based on its belief that early diagnosis can lead to improved outcomes for patients with lysosomal storage disorders, and as part of its commitment to serve this community, Genzyme has been working with researchers to develop technologies useful for newborn screening.  Last month, the company provided a first shipment of reagents for newborn screening to the Centers for Disease Control and Prevention (CDC) for worldwide distribution to public health laboratories.  Several laboratories in the United States and around the world have begun the process of implementing LSD newborn screening programs.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2007 revenues of $3.8 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern to discuss results for the fourth quarter of 2007 and financial guidance for 2008.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-1503.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight February 20, 2008.

Upcoming Events

Genzyme will host a conference call on April 23 at 11: 00 a.m. Eastern to discuss financial results for the first quarter of 2008.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on April 30, 2008.

This press release contains forward-looking statements regarding Genzyme financial outlook and business plans and strategies, including without limitation: its anticipated compound average earnings growth rate from 2006-2011; its Q1 2008, YE 2008 and YE 2011 EPS guidance; its projected revenue growth for the company, for the Diagnostics/Genetics business and for certain products, including Myozyme, Fabrazyme, Cerezyme, Renagel/Renvela, Synvisc/Synvisc-ONE and Thymoglobulin, as well as the anticipated drivers of such revenue growth; its gross margin and SG&A estimates and anticipated growth rates; the expected impact on the Myozyme supply constraint on Q1 2008 EPS; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela for a CKD indication, the timetables therefore and the impact of such approvals on the company; its plans and estimated timetables for new and next-generation product filings, approvals and launches, including for Mozobil, Clolar, alemtuzumab-MS, mipomersen, Genz-112638 and  Synvisc-ONE and the assessment of the market potential of such products and product candidates; its projected SG&A and R&D expenses as a percentage of revenues in 2008; its expected tax rate for 2008; its expected capital expenditures for 2008; and its expected time line for securing approval for Myozyme manufacturing at its Belgium facility. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully complete preclinical and clinical development of its products and product candidates, including Mozobil, Clolar, alemtuzumab-MS, mipomersen, Genz-112638; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications, including Synvisc-ONE and Renvela; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including the larger-scale production of Myozyme and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Renagel®, Renvela®, Thymoglobulin®, Synvisc®, Campath® and Clolar® are registered trademarks of and Mozobil™ and Synvisc-ONE™ are unregistered trademarks of Genzyme or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

# # #

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Total revenues	$1,036,758	$854,241	$3,813,519	$3,187,013

Operating costs and expenses:
Cost of products and services sold (1,2)	262,657	198,712	927,330	735,671
Selling, general and administrative (1,3)	307,631	266,551	1,186,438	1,010,400
Research and development (1,4)	191,588	166,394	731,950	649,951
Amortization of intangibles	51,804	53,238	201,105	209,355
Purchase of in-process research and development (5)	106,350	552,900	106,350	552,900
Charge for impaired goodwill (6)	—	—	—	219,245
Total operating costs and expenses	920,030	1,237,795	3,153,173	3,377,522
Operating income (loss)	116,728	(383,554)	660,346	(190,509)

Other income (expenses):
Equity in income of equity method investments (7)	8,489	5,075	7,398	15,705
Minority interest	—	2,677	3,932	10,418
Gain (loss) on investments in equity securities (8)	(969)	(1,807)	13,067	73,230
Other (9)	(7,228)	(714)	(7,118)	(2,045)
Investment income	18,509	16,600	70,196	56,001
Interest expense	(2,864)	(3,233)	(12,147)	(15,478)
Total other income (expenses)	15,937	18,598	75,328	137,831
Income (loss) before income taxes (1)	132,665	(364,956)	735,674	(52,678)
(Provision for) benefit from income taxes (1)	(53,766)	96,722	(255,481)	35,881
Net income (loss) (1)	$78,899	$(268,234)	$480,193	$(16,797)

Net income (loss) per share:
Basic	$0.30	$(1.02)	$1.82	$(0.06)

Diluted (1,10)	$0.29	$(1.02)	$1.74	$(0.06)

Weighted average shares outstanding:
Basic	265,418	262,803	263,895	261,124

Diluted (1,10)	283,374	262,803	280,767	261,124

(1)                                  In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Cost of products and services sold	$(7,137)	$(8,537)	$(25,677)	$(21,430)
Selling, general and administrative	(23,334)	(25,262)	(106,172)	(121,822)
Research and development	(13,128)	(14,566)	(58,101)	(65,248)
Total pre-tax charges for stock-based compensation expense	(43,599)	(48,365)	(189,950)	(208,500)
Tax benefit	12,920	14,094	58,148	66,331
Stock-based compensation expense, net of tax	$(30,679)	$(34,271)	$(131,802)	$(142,169)

Diluted earnings per share and diluted weighted average shares outstanding for the three months and years ended December 31, 2007 and 2006 were computed according to the provisions of FAS 123R.

(2) Includes charges of $(9,143)K recorded in December 2007 to write off five finished lots of our Thymoglobulin inventory which did not meet our specifications and  $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory which did not meet our specifications.

(3) Includes a charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4) Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(5) Includes charges for the purchase of in-process research and development of $(106,350)K related to our acquisition of Bioenvision, Inc. in October 2007 and $(552,900)K related to our acquisition of AnorMED Inc. in November 2006.

(6) Represents the write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(7) Includes charges of $(570)K for the three months ended and $(21,102)K for the year ended December 31, 2007 related to our completion of the first step of the two step process under which we acquired Bioenvision.  In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all of the outstanding shares of Bioenvision preferred stock for $(72,229)K of cash. Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition and, effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock for $(245,055)K of cash.  In the fourth quarter of 2007, we also paid $(11,975)K of cash for the outstanding options to purchase shares of Bioenvision common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, is reflected in our consolidated financial statements for the three months and year ended December 31, 2007 and as of December 31, 2007.

(8) For the year ended December 31, 2007, includes a pre-tax gain of $10,848K recorded on the sale of our entire investment in the common stock of Therapeutic Human Polyclonals Inc. in March 2007, which had a zero cost basis.  For the year ended December 31, 2006, includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(9) Includes charges totaling $(5,735)K recorded in December 2007 to write off costs associated with the manufacture of tolevamer at our manufacturing facilities in Ireland and the United Kingdom.

(10) All periods except for the three months and year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended December 31, 2007 and $7.5 million,  net of tax, for the twelve months ended December 31, 2007, have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

For the three months and year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss for both of those periods.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)	December 31, 2007	December 31, 2006

Cash and all marketable securities	$1,460,394	$1,285,604
Other current assets	1,629,820	1,377,437
Property, plant and equipment, net	1,968,402	1,610,593
Intangibles, net	2,964,810	2,790,819
Other assets (1)	265,282	126,735
Total assets	$8,288,708	$7,191,188

Current liabilities	$1,462,059	$651,439
Noncurrent liabilities (1)	186,399	879,038
Stockholders’ equity	6,640,250	5,660,711
Total liabilities and stockholders’ equity	$8,288,708	$7,191,188

(1)                                  Other assets as of December 31, 2007 includes $109,221K of net deferred tax assets, as compared to net deferred tax liabilities of $10,909K as of December 31, 2006, which were included as a component of noncurrent liabilities.

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q4-07
						vs. Q4-06			YTD
	Q4-06	Q1-07	Q2-07	Q3-07	Q4-07	% B/(W)	FY 2005	FY 2006	12/31/07
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$135,143	$137,384	$144,954	$154,159	$166,173	23%	$417,485	$515,119	$602,670
Hectorol	26,562	28,293	27,295	30,265	29,855	12%	34,515	93,360	115,708
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	161,705	165,677	172,249	184,424	196,028	21%	452,000	608,479	718,378
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	161,705	165,677	172,249	184,424	196,028	21%	452,000	608,479	718,378

Therapeutics
Cerezyme enzyme	261,811	263,791	282,979	286,071	300,312	15%	932,322	1,007,036	1,133,153
Fabrazyme enzyme	96,560	100,664	104,349	104,610	114,661	19%	305,064	359,274	424,284
Thyrogen hormone	24,575	26,338	29,540	26,828	30,881	26%	77,740	93,687	113,587
Myozyme enzyme	30,254	37,919	46,745	53,568	62,496	107%	3,827	59,238	200,728
Other Therapeutics	183	167	705	153	7,289	3883%	2,292	410	8,314
Total Therapeutics product and service revenue	413,383	428,879	464,318	471,230	515,639	25%	1,321,245	1,519,645	1,880,066
Therapeutics R&D revenue	68	638	431	121	12	(82)%	789	1,068	1,202
Total Therapeutics	413,451	429,517	464,749	471,351	515,651	25%	1,322,034	1,520,713	1,881,268

Transplant
Thymoglobulin/Lymphoglobuline	39,250	39,442	41,376	41,036	44,032	12%	127,739	149,541	165,886
Other Transplant	1,997	1,655	2,048	1,845	3,392	70%	18,143	6,425	8,940
Total Transplant product and service revenue	41,247	41,097	43,424	42,881	47,424	15%	145,882	155,966	174,826
Transplant R&D revenue	—	180	—	—	—		30	—	180
Total Transplant	41,247	41,277	43,424	42,881	47,424	15%	145,912	155,966	175,006

Biosurgery
Synvisc viscosupplementation product and services	61,075	53,596	64,863	61,175	62,685	3%	218,908	233,858	242,319
Sepra products	22,908	23,115	25,076	26,381	29,746	30%	68,171	85,338	104,318
Other Biosurgery	16,312	19,934	16,724	16,893	21,122	29%	65,953	67,480	74,673
Total Biosurgery product and service revenue	100,295	96,645	106,663	104,449	113,553	13%	353,032	386,676	421,310
Biosurgery R&D revenue	888	1,748	1,226	1,697	666	(25)%	144	893	5,337
Total Biosurgery	101,183	98,393	107,889	106,146	114,219	13%	353,176	387,569	426,647

Genetics
Genetic Testing	61,004	66,158	73,714	73,050	72,192	18%	222,328	240,857	285,114
Total Genetics product and service revenue	61,004	66,158	73,714	73,050	72,192	18%	222,328	240,857	285,114
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	61,004	66,158	73,714	73,050	72,192	18%	222,328	240,857	285,114

Other
Other product and service revenue	70,605	75,615	67,589	74,825	86,381	22%	220,195	257,904	304,410
Total Other product and service revenue	70,605	75,615	67,589	74,825	86,381	22%	220,195	257,904	304,410
Other R&D revenue	5,046	6,546	3,805	7,482	4,863	(4)%	19,197	15,525	22,696
Total Other	75,651	82,161	71,394	82,307	91,244	21%	239,392	273,429	327,106
Total revenues	$854,241	$883,183	$933,419	$960,159	$1,036,758	21%	$2,734,842	$3,187,013	$3,813,519

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q4-07
						vs. Q4-06			YTD
	Q4-06	Q1-07	Q2-07	Q3-07	Q4-07	% B/(W)	FY 2005	FY 2006	12/31/07
Revenues:
Total product and service revenue	$848,239	$874,071	$927,957	$950,859	$1,031,217	22%	$2,714,682	$3,169,527	$3,784,104
Total R&D revenue	6,002	9,112	5,462	9,300	5,541	(8)%	20,160	17,486	29,415
Total revenues	854,241	883,183	933,419	960,159	1,036,758	21%	2,734,842	3,187,013	3,813,519

Total product and service gross profit (1,2)	649,527	671,608	710,359	706,247	768,560	18%	2,082,030	2,433,856	2,856,774

SG&A expense (1,3)	266,551	269,021	339,480	270,306	307,631	(15)%	787,839	1,010,400	1,186,438

R&D expense (1,4)	166,394	166,120	198,442	175,800	191,588	(15)%	502,657	649,951	731,950

Amortization of intangibles	53,238	50,017	49,465	49,819	51,804	3%	181,632	209,355	201,105

Purchase of in-process research and development (5)	552,900	—	—	—	106,350	81%	29,200	552,900	106,350

Charge for impaired goodwill (6)	—	—	—	—	—		—	219,245	—

Operating income (loss)	(383,554)	195,562	128,434	219,622	116,728	130%	600,862	(190,509)	660,346

Other income (expenses):
Equity in income (loss) of equity method investments (7)	5,075	5,612	5,945	(12,648)	8,489	67%	151	15,705	7,398
Minority interest	2,677	3,912	15	5	—	(100)%	11,952	10,418	3,932
Gain (loss) on investments in equity securities (8)	(1,807)	12,788	143	1,105	(969)	46%	5,698	73,230	13,067
Other (9)	(714)	(525)	(278)	913	(7,228)	(912)%	(1,535)	(2,045)	(7,118)
Investment income	16,600	16,219	17,246	18,222	18,509	12%	31,429	56,001	70,196
Interest expense	(3,233)	(4,188)	(3,621)	(1,474)	(2,864)	11%	(19,638)	(15,478)	(12,147)

Income (loss) before income taxes (1)	(364,956)	229,380	147,884	225,745	132,665	136%	628,919	(52,678)	735,674

(Provision for) benefit from income taxes (1)	96,722	(71,193)	(64,090)	(66,432)	(53,766)	(156)%	(187,430)	35,881	(255,481)

Net income (loss) (1)	$(268,234)	$158,187	$83,794	$159,313	$78,899	129%	$441,489	$(16,797)	$480,193

Net income (loss) per share-diluted (1,10,11)	$(1.02)	$0.57	$0.31	$0.58	$0.29	128%	$1.65	$(0.06)	$1.74

Weighted average shares outstanding-diluted (1,10,11)	262,803	279,924	280,564	279,206	283,374	8%	272,224	261,124	280,767

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q4-06	Q1-07	Q2-07	Q3-07	Q4-07	FY 2005	FY 2006	12/31/07
Total product and service revenue	$848,239	$874,071	$927,957	$950,859	$1,031,217	$2,714,682	$3,169,527	$3,784,104
As a % of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	16%	16%	16%	16%	16%	15%	16%	16%
Hectorol	3%	3%	3%	3%	3%	1%	3%	3%
Cerezyme enzyme	31%	30%	31%	30%	29%	34%	32%	30%
Fabrazyme enzyme	11%	12%	11%	11%	11%	11%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Myozyme enzyme	3%	4%	5%	6%	6%	0%	2%	5%
Thymoglobulin/Lymphoglobuline	5%	5%	4%	4%	4%	5%	5%	4%
Synvisc viscosupplementation product and services	7%	6%	7%	6%	6%	8%	7%	7%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetics testing	7%	7%	8%	8%	7%	8%	8%	7%
Other	11%	11%	9%	10%	12%	12%	10%	11%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	77%	77%	77%	74%	75%	77%	77%	75%

Total revenues	$854,241	$883,183	$933,419	$960,159	$1,036,758	$2,734,842	$3,187,013	$3,813,519

SG&A expense as a % of total revenue	31%	30%	36%	28%	30%	29%	32%	31%
R&D expense as a % of total revenue	19%	19%	21%	18%	18%	18%	20%	19%
Operating income (loss) as a % of total revenue	(45)%	22%	14%	23%	11%	22%	(6)%	17%

Benefit from income taxes as a % of profit (loss) before tax	27%	31%	43%	29%	41%	30%	68%	35%

Condensed Consolidated Balance Sheet Information:	12/31/06	3/31/07	6/30/07	09/30/07	12/31/07	12/31/05	12/31/06	12/31/07
Cash and all marketable securities	$1,285,604	$1,450,125	$1,497,648	$1,449,548	$1,460,394	$1,089,102	$1,285,604	$1,460,394
Other current assets	1,377,437	1,436,061	1,503,734	1,587,600	1,629,820	1,179,093	1,377,437	1,629,820
Property, plant and equipment, net	1,610,593	1,670,848	1,742,651	1,850,754	1,968,402	1,320,813	1,610,593	1,968,402
Intangibles, net (6)	2,790,819	2,756,036	2,720,421	2,689,126	2,964,810	3,078,461	2,790,819	2,964,810
Other assets (12)	126,735	161,595	190,411	265,273	265,282	211,396	126,735	265,282
Total assets	$7,191,188	$7,474,665	$7,654,865	$7,842,301	$8,288,708	$6,878,865	$7,191,188	$8,288,708

Current liabilities	$651,439	$661,321	$710,377	$693,208	$1,462,059	$550,023	$651,439	$1,462,059
Noncurrent liabilities (12)	879,038	866,893	866,068	865,322	186,399	1,178,975	879,038	186,399
Stockholders’ equity	5,660,711	5,946,451	6,078,420	6,283,771	6,640,250	5,149,867	5,660,711	6,640,250
Total liabilities and stockholders’ equity	$7,191,188	$7,474,665	$7,654,865	$7,842,301	$8,288,708	$6,878,865	$7,191,188	$8,288,708

Notes:

(1)  Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the periods presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

						YTD	YTD
	Q4-06	Q1-07	Q2-07	Q3-07	Q4-07	12/31/06	12/31/07
Cost of products and services sold	$(8,537)	$(5,896)	$(6,865)	$(5,779)	$(7,137)	$(21,430)	$(25,677)
Selling, general and administrative expense	(25,262)	(22,499)	(35,248)	(25,091)	(23,334)	(121,822)	(106,172)
Research and development expense	(14,566)	(12,312)	(19,143)	(13,518)	(13,128)	(65,248)	(58,101)
Total pre-tax charges for stock compensation expense	(48,365)	(40,707)	(61,256)	(44,388)	(43,599)	(208,500)	(189,950)
Tax benefit	14,094	12,432	18,703	14,093	12,920	66,331	58,148
Stock-based compensation expense, net of tax	$(34,271)	$(28,275)	$(42,553)	$(30,295)	$(30,679)	$(142,169)	$(131,802)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)    Includes charges of $(9,143)K recorded in December 2007 to write off five finished lots of our Thymoglobulin inventory, which did not meet our specifications and $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory, which did not meet our specifications.

(3)    Includes a charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)   Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(5)    Includes charges for the purchase of in-process research and development of $(106,350)K related to our acquisition of Bioenvision, Inc. in October 2007, $(552,900)K related to our acquisition of AnorMED Inc. in November 2006, $(7,000)K related to our acquisition of Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(6)    Represents the write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(7)    Includes charges of $(570)K for the three months ended and $(21,102)K for the year ended December 31, 2007 related to our completion of the first step of the two step process under which we acquired Bioenvision.  In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all of the outstanding shares of Bioenvision preferred stock for $(72,229)K of cash. Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition and, effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock for $(245,055)K of cash.  In the fourth quarter of 2007, we also paid $(11,975)K of cash for the outstanding options to purchase shares of Bioenvision common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, is reflected in our consolidated financial statements for the three months and year ended December 31, 2007 and as of December 31, 2007.

(8)    Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006, and $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost-basis.

(9)    Includes charges totaling $(5,735)K recorded in December 2007 to write off costs associated with the manufacture of tolevamer at our manufacturing facilities in Ireland and the United Kingdom.

(10)   All periods, except the three months and the year ended December 31, 2006, include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the three months and year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss in both periods.

(11)   All periods, except for the three months and year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(12)   Other assets includes net deferred tax assets of $54,401K as of June 30, 2007, $78,243K as of September 30, 2007 and $109,221K as of December 31, 2007, as compared to net deferred tax liabilities reported as a component of noncurrent liabilities in all other periods presented.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

For the Three Months Ended December 31, 2007

(Amounts in thousands, except per share data)

		Dilution
		Due to
		Common Stock	Manufacturing	Acquisition		FAS 123R	GAAP
	NON-GAAP	Equivalents	Related	Related	Amortization	Expense	As Reported
Income Statement Classification:

Total revenues	$1,036,758						$1,036,758

Cost of products and services sold	$(246,377)		$(9,143)			$(7,137)	$(262,657)

Selling, general and administrative	$(284,297)					$(23,334)	$(307,631)

Research and development	$(178,460)					$(13,128)	$(191,588)

Amortization of intangibles	$—				$(51,804)		$(51,804)

Purchase of in-process research and development	$—			$(106,350)			$(106,350)

Equity in income (loss) of equity method investments	$9,319				$(830)		$8,489

Minority interest	$—						$—

Gains (losses) on investments in equity securities	$(969)						$(969)

Other	$(1,493)		$(5,735)				$(7,228)

Investment income	$18,509						$18,509

Interest expense	$(2,864)						$(2,864)

Summary:

Income (loss) before income taxes	$350,126	$—	$(14,878)	$(106,350)	$(52,634)	$(43,599)	$132,665

(Provision for) benefit from income taxes	$(100,918)	$—	$5,428	$8,819	$19,985	$12,920	$(53,766)

Net income (loss)	$249,208	$—	$(9,450)	$(97,531)	$(32,649)	$(30,679)	$78,899

Net income (loss) per share:
Basic	$0.94	$—	$(0.036)	$(0.367)	$(0.123)	$(0.116)	$0.30

Diluted (1)	$0.91	$(0.024)	$(0.033)	$(0.344)	$(0.115)	$(0.108)	$0.29

Weighted average shares outstanding:
Basic	265,418						265,418

Diluted (1)	273,688	9,686					283,374

(1)  GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,884K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Year to Date as of December 31, 2007

(Amounts in thousands, except per share data)

		Dilution	Gain on
		Due to	Investments
		Common Stock	in Equity	Litigation	Milestone	Manufacturing	Acquisition		FAS 123R	Effect of	GAAP
	NON-GAAP	Equivalents	Securities	Settlement	Payment	Related	Related	Amortization	Expense	FIN 46	As Reported
Income Statement Classification:

Total revenues	$3,813,519										$3,813,519

Cost of products and services sold	$(880,737)					$(20,916)			$(25,677)		$(927,330)

Selling, general and administrative	$(1,016,066)			$(64,000)					$(106,172)	$(200)	$(1,186,438)

Research and development	$(641,388)				$(25,000)				$(58,101)	$(7,461)	$(731,950)

Amortization of intangibles	$—							$(201,105)			$(201,105)

Purchase of in-process research and development	$—						$(106,350)				$(106,350)

Equity in income (loss) of equity method investments	$23,548						$(19,150)	$(830)		$3,830	$7,398

Minority interest	$101									$3,831	$3,932

Gains (losses) on investments in equity securities	$2,219		$10,848								$13,067

Other	$(1,383)					$(5,735)					$(7,118)

Investment income	$70,196										$70,196

Interest Expense	$(12,147)										$(12,147)

Summary:

Income (loss) before income taxes	$1,357,862	$—	$10,848	$(64,000)	$(25,000)	$(26,651)	$(125,500)	$(201,935)	$(189,950)	$—	$735,674

(Provision for) benefit from income taxes	$(417,932)	—	(2,698)	—	9,069	9,702	15,781	72,449	58,148	—	(255,481)

Net income (loss)	$939,930	$—	$8,150	$(64,000)	$(15,931)	$(16,949)	$(109,719)	$(129,486)	$(131,802)	$—	$480,193

Net income (loss) per share:
Basic	$3.56	$—	$0.03	$(0.24)	$(0.06)	$(0.06)	$(0.41)	$(0.49)	$(0.50)	$—	$1.82

Diluted (1)	$3.47	$(0.09)	$0.03	$(0.23)	$(0.06)	$(0.06)	$(0.39)	$(0.46)	$(0.47)	$—	$1.74

Weighted average shares outstanding:
Basic	263,895										263,895

Diluted (1)	271,081	9,686									280,767

(1) Non-GAAP basic and diluted earnings per share reflects the sum of the quarterly Non-GAAP diluted earnings per share activity for Q1-Q4 2007.

(2) GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $7,543K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME 2008 GUIDANCE

	2008 Guidance
DESCRIPTION	Ranges
Renagel / Renvela	$690	$700
Total Renal	800	815

Cerezyme	1,215	1,240
Fabrazyme	495	505
Myozyme	320	330
Aldurazyme	135	145
Total Therapeutics	2,325	2,385

Total Transplant	210	220

Synvisc	270	280
Total Biosurgery	490	505

Total Diag/Genetics	475	485

Total Other	260	270
TOTAL REVENUE	$4,500	$4,700

**GROSS MARGIN	approx.	77%

**SG&A	approx.	27%
**R&D	approx.	17%
Net Interest / Other	approx.	60

TAX RATE - GAAP	approx.	30%
*TAX RATE - NON-GAAP	approx.	31%

GENZ GAAP EPS	approx.	$2.75
AMORTIZATION	approx.	$0.55
FAS123 EXPENSE	approx.	$0.60
CONTINGENT CONVERTIBLE DEBT	approx.	$0.10
**GENZ NON-GAAP EPS		$4.00

***WTD AVERAGE SHARES O/S	approx.	274

CAPITAL EXPENDITURES	approx.	$500

This financial guidance, which is provided as part of a press release dated February 13, 2008, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*Non-GAAP tax rate excludes the impact of amortization, one-time events, FIN 46, FAS123 expense and EITF 04-08.

**Non-GAAP excludes the impact of amortization, one-time events, FIN 46, FAS123 expense and EITF 04-08.

***WTD Average Shares Outstanding excludes the impact of EITF 04-08.